EXHIBIT 23.2


                            TECHNICLONE CORPORATION
                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 2-85628, 33-15102, 33-87662, 33-87664 and 333-17513 of Techniclone Corporation
(the Company) on Form S-8 and Registration Statements No. 333-63777, 333-63773 and 333-65125 on Form S-3 of our report dated June 15, 1998, except for Note 12, as to which the date is July 17, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Techniclone Corporation for the year ended April 30, 1999.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
January 27, 2000